                               [DOUBLECLICK LOGO]

            INVESTOR CONTACT:              Brenda Fields
                                           Director, Investor Relations
                                           212-381-5759

               PRESS CONTACT:              Jennifer Blum
                                           Director, Public Relations
                                           212-381-5705

                          DOUBLECLICK REPORTS STRONG Q4
Business delivers proforma profitability beating prior year results and guidance

New York, January 15, 2002 -- DoubleClick Inc. (Nasdaq: DCLK), the leading global digital marketing solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2001, as well as provided a business outlook for 2002.

DoubleClick reported revenue of $96 million for the fourth quarter of 2001, a 3.7% increase over third quarter 2001. Exclusive of certain non-cash and non-recurring items, pro forma EPS was $0.01, versus ($0.09) in the third quarter 2001. GAAP EPS was ($0.48) for fourth quarter 2001, and ($2.02) for the full year 2001. Full year 2001 revenues were $406 million and pro forma EPS was ($0.24).

Total company pro forma operating expenses for the full year 2001 were $286 million, a 13% decrease over operating expenses of $329 million for the full year of 2000, demonstrating management's tight control over expenses in 2001. Total company headcount was 1,450 at the end of 2001, down 25% from 1,929 at the end of 2000.

"In an extraordinary year for our industry, we built on our profitable core businesses, closed strategic acquisitions, and retooled our operations for greater efficiency," said Kevin Ryan, CEO of DoubleClick. "We have created a highly focused team committed to profitability and making marketing work better for our advertising and direct marketing clients."


               $000's                 4Q01           3Q01          4Q00           FY01           FY00
               ------                 ----           ----          ----           ----           ----
Revenue                               $96,149       $92,693      $132,299       $405,647       $505,611
                                     --------     ---------     ---------      ---------       --------
GAAP Net Income (loss)               ($64,023)    ($103,463)    ($104,751)     ($265,828)     ($155,981)
                                     --------     ---------     ---------      ---------       --------
GAAP EPS                               ($0.48)       ($0.77)       ($0.85)        ($2.02)        ($1.29)
                                     --------     ---------     ---------      ---------       --------
Pro Forma Net Income (loss)(A)         $1,656      ($12,599)         $216       ($30,957)      ($13,010)
                                     --------     ---------     ---------      ---------       --------
Pro Forma EPS (A)                       $0.01        ($0.09)        $0.00         ($0.24)        ($0.11)
                                     --------     ---------     ---------      ---------       --------


--------
(A) Pro forma net income (loss) excludes amortization of intangible assets, acquisition related non-cash compensation charges, restructuring charges and certain non-recurring items of $65,679k, $104,967k, and $90,864k for the three months ended Dec 31, 2001, Dec 31, 2000, and Sept 30, 2001, respectively. For the full years ended 2001 and 2000, the pro forma net loss excluded charges of $234,871k and $142,971k, respectively. Pro forma information regarding DoubleClick's results from operations is provided as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP). Management uses this pro forma information in analyzing the operating performance of the business.

Healthy Balance Sheet

The Company ended 2001 with $752 million in cash and marketable securities. The balance sheet remains strong as of the end of 2001, with working capital of $407 million, and a net cash position of $519 million.

Bruce Dalziel, CFO of DoubleClick explained, "Volumes have stabilized, and our cost cutting initiatives are beginning to deliver results to the bottom line. We were cash flow positive from operations as well. We have proven that we can manage through a difficult economy and still deliver value to shareholders. We are very well positioned for 2002."


TechSolutions(1)

The global TechSolutions division reported revenue of $51.8 million in the fourth quarter, an increase of 7% over third quarter 2001. 172 billion impressions were delivered across our global DART and email platforms, an increase of 7% over third quarter 2001. Clients such as Computer Associates, McCann Erickson, and WWF Entertainment, Inc. have begun using DoubleClick's leading marketing tools, joining a list of 1,925 TechSolutions' clients.

TechSolutions continued its expansion of rich media capabilities in the fourth quarter further enabling customers to streamline the process of buying and selling media online. DoubleClick introduced a Rich Media Vendor Certification Program that allows both advertisers and publishers to more easily traffic, target, serve and report on rich media ads.

"DoubleClick provides our customers with streamlined products to help them reduce their costs," said David Rosenblatt, President of DoubleClick. "In the year 2001 we came a long way for our advertiser clients through our rich media functionality, media planning and buying tools, and a new Site Directory. Advertising clients like Orbitz and Arnold Worldwide are asking us to help them become more effective online advertisers, and we will continue to meet their needs."

DFP clients also benefited from API (application programming interface) product improvements for DART enabling customers to integrate their legacy systems and meet all of their ad management needs. Publishers such as Terra Lycos, Kelley Blue Book, Red Herring, AccuWeather and American Greetings are taking advantage of these new offerings.

The development of DoubleClick's email product DartMail 3.0 was completed in the fourth quarter of 2001 and all customers are now migrated onto this platform from the former FloNetwork and DARTMail solutions. 54 new clients such as Nihon Keizai Shimbun, Inc.(Nikkei), Brylane Inc. and Priceline joined DoubleClick's list of 287 clients in the fourth quarter. DartMail is now poised to integrate the acquisition of MessageMedia, Inc. and release a new campaign management system in the first quarter 2002 that will cement DoubleClick as a leader in email revenue and impressions delivered based on an industry leading technology platform.


-----------------

(1) Segment revenues in TechSolutions, Data and Media are stated before inter-segment eliminations of $2,441K and $7,372K for the three months ended Dec 31, 2001 and Dec 31, 2000, respectively.

Data

The Data division reported quarterly revenue of $19.6 million, reporting the strongest historical fourth quarter on an operational basis despite lower volume across the entire catalog industry. Industry data reported by the Abacus 2001 Fall Trend Report revealed that catalog sales declines were most likely due to a channel shift to the online order channel caused by cautious consumer spending and fewer mailings by catalogers.

Brian Rainey, President of Abacus said, "We are encouraged by this data as it reveals further cross channel marketing opportunities with DartMail. I'm also very proud of Abacus as it continued its tight cost control and increased its share of wallet this quarter ending the year with our most profitable fourth quarter in ten years."

Abacus reported that its BtoB Alliance has reached encouraging levels with 44 million business contacts in the database on behalf of 250+ participants. The UK Abacus Merchandise Alliance also reached profitability in the fourth quarter 2001, confirming the international expansion capabilities of the coop database model.

Global Media

Global Media generated $27.2 million of revenue in the fourth quarter, a seasonal increase of 22% versus the third quarter 2001 despite a difficult and uncertain market environment. Global Media results for the fourth quarter include European Media which, in November 2001, DoubleClick agreed to sell to AdLINK Internet Media AG, a European advertising network player.

"This past quarter, North American Media reduced headcount 30% while increasing revenues by 8%," said VP/General Manager of North American Media Jeffrey Silverman. Global Media added new sites to the North American Network including McAfee, Barbie.com, and AutoTrader.com. "In the fourth quarter 2001, we saw both traditional direct marketers and brand marketers, such as Castrol Motor Oil, utilize the Internet as a marketing solution, and I am excited about the increased momentum," concluded Silverman.

First Quarter 2002 Guidance

DoubleClick is expecting first quarter revenues to be between $82M and $87M, and projected pro forma per share loss will be between ($0.03) and ($0.06).

Segment Projections for Q1 2002 are as follows in the current format:

Division                               Revenue Range ($Million)       Gross Margin %
--------                               ------------------------       --------------
TechSolutions                           $49.5        $51.5            Low 60's
Data                                     $17         $19              high 60's
Media                                    $16         $18              high 20's
Intersegment                           ($1.5)        ($1.5)
Total                                    $82         $87              57%   59%


Email technology within the TechSolutions division is expected to generate revenues between $9.5M and $10.5M with gross margins in the low 50's.

Total company operating expenses are expected to be between $56M and $59M, down 31% from first quarter 2001. Interest and other, including taxes are expected to add between $2.5M and $3.0M in income.

Dalziel explained, "We are in growth businesses that are somewhat linked to the economic cycle. Forecasting flat revenues ensures we keep a strong discipline on the cost side as the economy emerges."

Full Year 2002 Guidance

DoubleClick projects 2002 revenues between $330 and $400 million. By segment:


o Approximately 62% of revenues are expected to come from our Tech business with about 15% from Email and 47% from Ad Management
o    Data is expected to represent about 22% of revenues
o    The balance of 16% of revenues is expected from the Global Media business

Gross margin is projected to be between 60% and 63%. Overall, operating expenses are projected to be about 62% of revenues for the full year. CAPEX is projected between $12M to $24M, with depreciation of approximately $45M for 2002. Interest and other, including taxes is projected to be between $5M and $8M in income, depending on interest rates and the use of cash in M&A activity. Pro forma EPS is currently projected to be between $0.01 and $0.12.

Dalziel concluded by noting: "we are a leader in great businesses, with a scalable model and a proven leadership team capable of managing the business in challenging environments. These qualities and our strong balance sheet will position us to take maximum advantage of more favorable economic conditions in the future to drive revenue growth, cash flow and profits."

The DoubleClick Conference Call to discuss this earnings press release is scheduled for:

Tuesday, January 15, 2002, at 6:00pm EST. A follow-up conference call at 7:00pm EST will address financial questions in greater detail. These calls will be available live via webcast, and on a replay basis afterward, on the Company's website at: http://ir.doubleclick.net. A complete listing of DoubleClick's metrics can be found on the Company's website at www.doubleclick.net, under Investor Relations; or at http://ir.doubleclick.net.

About DoubleClick
DoubleClick (www.doubleclick.net) is building the infrastructure that makes marketing work in the digital world. Combining media, data, research and technological expertise, DoubleClick allows marketers to deliver the right message, to the right person, at the right time, while helping Web publishers maximize their revenue and build their business online. DoubleClick Inc. has global headquarters in New York City and maintains 31 offices around the world.

                                      # # #

Note: This press release includes forward-looking statements, including earnings and revenue projections and future plans. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: customer performance challenges, intense competition in our industry, failure to manage the integration of acquired companies, lack of growth in online advertising, changes in government regulation, failure to successfully manage our international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q. Also, it is our company policy to provide such forward-looking information at least once per quarter, but we may choose to not update that information until the next quarter even if circumstances change.

                                - - Continued - -

                                DOUBLECLICK INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)



                                                                         Three Months Ended           Year Ended
                                                                             December 31              December 31
                                                                   ----------------------------------------------------------
                                                                       2001            2000         2001           2000
                                                                   --------------  ---------------------------- -------------
                                                                    (Unaudited)     (Unaudited)
Revenue:
   Technology                                                        51,750          $ 61,470     $ 206,999     $ 203,391
   Media                                                             27,194            60,384       129,336       253,827
   Data                                                              19,646            17,817        81,329        72,355
   Intersegment elimination                                          (2,441)           (7,372)      (12,017)      (23,962)
                                                                    --------    --------------    ----------   -----------
       Total revenue                                                 96,149           132,299       405,647       505,611

Cost of revenue                                                      40,777            58,851       177,397       228,083
                                                                    --------    --------------    ----------   -----------

   Gross profit                                                      55,372            73,448       228,250       277,528

Operating expenses:
   Sales and marketing                                               34,612            53,101       167,549       201,839
   General and administrative                                        12,905            18,939        65,436        82,590
   Product development                                               10,975            11,759        53,447        44,789
                                                                    --------    --------------    ----------   -----------
     Total operating expenses                                        58,492            83,799       286,432       329,218

Loss from operations                                                 (3,120)          (10,351)      (58,182)      (51,690)

Other income (expense):
   Equity in income (losses) of affiliates                              192              (311)          527        (1,051)
   Interest and other, net                                            5,806            10,696        29,255        40,581
                                                                    --------    --------------    ----------   -----------
    Total other income                                                5,998            10,385        29,782        39,530

Income (loss) before income taxes                                     2,878                34       (28,400)      (12,160)
Provision for income taxes                                           (1,711)              (12)       (4,764)       (1,497)
                                                                    --------    --------------    ----------   -----------

Income (loss) before minority interest                                1,167                22       (33,164)      (13,657)

Minority interest in results of consolidated subsidiaries               489               194         2,207           647
                                                                    --------    --------------    ----------   -----------

Pro forma net income (loss)                                         $ 1,656             $ 216     $ (30,957)    $ (13,010)
                                                                    ========    ==============    ==========   ===========

Basic pro forma net income (loss) per share                          $ 0.01            $ 0.00       $ (0.24)      $ (0.11)
                                                                    ========    ==============    ==========   ===========

Weighted average shares used in basic pro forma net income
loss) per share                                                     133,880           123,386       131,622       121,278
                                                                    ========    ==============    ==========   ===========

Diluted pro forma net income (loss) per share                        $ 0.01            $ 0.00       $ (0.24)      $ (0.11)
                                                                    ========    ==============    ==========   ===========

Weighted average shares used in diluted pro forma net income
(loss) per share                                                    138,102           131,346       131,622       121,278
                                                                    ========    ==============    ==========   ===========


                                DOUBLECLICK INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)



                                                                  Three Months Ended                  Year Ended
                                                                     December 31                      December 31
                                                           ---------------------------------  --------------------------------
                                                               2001              2000             2001              2000
                                                           --------------  ----------------   --------------   --------------
                                                              (Unaudited)       (Unaudited)
Revenue:
   Technology                                                  $ 51,750          $ 61,470        $ 206,999        $ 203,391
   Media                                                         27,194            60,384          129,336          253,827
   Data                                                          19,646            17,817           81,329           72,355
   Intersegment elimination                                      (2,441)           (7,372)         (12,017)         (23,962)
                                                          --------------  ----------------   --------------   --------------
       Total revenue                                             96,149           132,299          405,647          505,611

Cost of revenue                                                  40,777            58,851          177,397          228,083
Write-off of prepaid site compensation                                -            18,487                -           18,487
                                                          --------------  ----------------   --------------   --------------
       Total cost of revenue                                     40,777            77,338          177,397          246,570

   Gross profit                                                  55,372            54,961          228,250          259,041

Operating expenses:
   Sales and marketing                                           34,612            53,101          167,549          201,839
   General and administrative                                    12,905            18,939           65,436           82,590
   Product development                                           10,975            11,759           53,447           44,789
   Amortization of intangibles                                    9,817             8,548           52,175           41,153
   Non-cash compensation                                              -             8,247           15,492           26,027
   Purchased in process research and development                      -                 -            1,300                -
   Goodwill and other impairments                                 8,816            49,371           72,103           49,371
   Restructuring charge                                          48,228             2,389           84,167            2,389
                                                          --------------  ----------------   --------------   --------------
     Total operating expenses                                   125,353           152,354          511,669          448,158

Loss from operations                                            (69,981)          (97,393)        (283,419)        (189,117)

Other income (expense):
   Equity in income (losses) of affiliates                           65            (2,404)          (2,534)          (6,789)
   Gain (loss) on equity transactions of affiliates, net           (461)                -            1,463           29,676
   Write-down of warrant                                              -                 -                -          (18,650)
   Impairment of equity investment                                    -           (24,052)         (11,735)         (24,052)
   Interest and other, net                                        5,806            18,916           24,755           53,801
                                                          --------------  ----------------   --------------   --------------
    Total other income (expense)                                  5,410            (7,540)          11,949           33,986

Loss before income taxes                                        (64,571)         (104,933)        (271,470)        (155,131)
Provision for income taxes                                         (945)              (12)          (1,214)          (1,497)
                                                          --------------  ----------------   --------------   --------------

Loss before minority interest                                   (65,516)         (104,945)        (272,684)        (156,628)

Minority interest in results of consolidated
subsidiaries                                                        489               194            2,207              647
                                                          --------------  ----------------   --------------   --------------

Net loss before extraordinary item                              (65,027)         (104,751)        (270,477)        (155,981)

Extraordinary gain on early extinguishment of debt, net of
taxes of $766 and $3,550                                          1,004                -            4,649                -
                                                          --------------  ----------------   --------------   --------------

Net loss                                                       $ (64,023)       $ (104,751)      $ (265,828)       $(155,981)
                                                          ==============  ================   ==============   ==============


Basic and diluted net loss per share                             $ (0.48)          $ (0.85)         $ (2.02)         $ (1.29)
                                                         ===============  ================   ==============   ==============

Basic and diluted net loss per share before
extraordinary item                                               $ (0.49)          $ (0.85)         $ (2.05)         $ (1.29)
                                                          ===============  ================   ==============   ==============

Weighted average shares used in basic and diluted net
loss per share                                                   133,880           123,386          131,622          121,278
                                                          ===============  ================   ==============   ==============

                                DOUBLECLICK INC.
        RECONCILIATION FROM PRO FORMA NET INCOME (LOSS) TO GAAP NET LOSS
                                 (In thousands)

                                                                              Three Months Ended          Year Ended
                                                                                  December 31             December 31
                                                                      -----------------------------   ---------------------
                                                                             2001          2000         2001         2000
                                                                      --------------    -----------   ---------    --------
                                                                         (Unaudited)    (Unaudited)
Pro forma net income (loss)                                                  $ 1,656       $ 216      $ (30,957)     $ (13,010)

Amortization of intangibles                                                    9,817       8,548         52,175         41,153
Non-cash compensation                                                             -        8,247         15,492         26,027
Purchased in-process research and development                                     -           -           1,300              -
Restructuring charge                                                          48,228       2,389         84,167          2,389
Non-cash/non recurring charges associated with ValueClick investment             127       2,093          3,061          9,589
Write-down of investment                                                          -          380          4,500            380
Termination of Merger Agreement with NetCreations                                 -       (8,600)             -         (8,600)
Write-off of prepaid site compensation                                            -       18,487              -         18,487
Write-down of ValueClick warrant                                                  -           -               -         18,650
Termination of Services Agreement with Alta Vista                                 -           -               -         (5,000)
Gain on Sale of Subsidiary                                                        -           -               -        (20,727)
Goodwill and other impairments                                                 8,816      49,371         72,103         49,371
Impairment of equity investment                                                   -       24,052         11,735         24,052
Gain on early extinguishment of debt                                          (1,770)          -         (8,199)             -
(Gain) / loss on DoubleClick Japan issuance of stock                             102           -         (7,070)             -
(Gain) / loss on ValueClick issuance of stock                                    359           -          5,607        (12,800)
                                                                            --------                  ---------      ---------
         Total                                                                65,679     104,967        234,871        142,971
GAAP net loss                                                               $(64,023)  $(104,751)     $(265,828)     $(155,981)
                                                                            ========   =========      =========      =========

Amortization of intangibles
These amounts primarily represent the amortization of goodwill acquired in purchase business combinations, as well as the amortization of identifiable acquired intangible assets.

Non-cash compensation
These amounts primarily reflect the expense related to the additional shares of common stock that were contingently issuable to the former shareholders of DoubleClick Scandinavia based upon their continued employment and the attainment of specific revenue objectives following the company's merger with DoubleClick in December 1999. In May 2001, DoubleClick agreed to fix the amount payable to the former shareholders at the minimum consideration they were entitled to receive under the terms of the original agreement.

Purchased in-process research and development
This amount reflects the portion of the purchase price paid for FloNetwork that was attributable to its research and development projects that had been commenced but not yet completed at the date of acquisition, for which technological feasibility had not been established and which have no alternative future uses. In accordance with Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs, and FASB Interpretation No. 4, amounts assigned to purchased in-process research and development meeting the above criteria must be charged to expense at the date of the consummation of the business combination.

Restructuring charge
These amounts represent charges for severance-related payments to terminated employees, the accrual of future lease costs (net of estimated sublease income and deferred rent) and the write-off of fixed assets for office locations that were closed or consolidated as the result of restructuring activities in 2001.

Non-cash/non-recurring charges associated with ValueClick investment These amounts represent the amortization of the goodwill associated with DoubleClick's equity investment in ValueClick, as well as DoubleClick's proportionate share of ValueClick's own goodwill amortization, non-cash compensation and non-recurring charges.

Write-down of investment
This amount reflects the impairment charge recognized by DoubleClick in relation to certain of its cost-method investments.

Termination of Merger Agreement with Netcreations
This amount represents a break-up fee associated with the termination of the Netcreations merger agreement.

Write-off of Prepaid Site Compensation
This amount represents the write-off of an advance made to a web publisher.

Write-down of ValueClick Warrant
This amount reflects the impairment charge recognized by DoubleClick associated with the warrant it held to purchase shares of ValueClick common stock

Termination of Services Agreement with Alta Vista
This amount represents a non-refundable contract termination fee associated with the restructuring of the Media portion of DoubleClick's Advertising Services Agreement with Alta Vista.

Gain on sale of subsidiary
This amount represents the gain that was recognized on the partial sale of DoubleClick's interest in NetGravity Japan to the minority shareholders of DoubleClick Japan.

Gain/loss on DoubleClick Japan issuance of stock
This amount reflects the gain associated with the portion of DoubleClick's interest in its consolidated subsidiary DoubleClick Japan that was deemed sold to minority shareholders as the result of DoubleClick Japan's initial public offering in 2001.

Gain/loss on ValueClick issuance of stock
These amounts reflect the gain or loss attributable to the portion of DoubleClick's equity interest in ValueClick that was deemed sold to third parties as the result of ValueClick's business combinations in 2001 and its initial public offering in 2000.

Goodwill and other Impairments and Impairment of equity investment
This amount represents an impairment charge equal to the difference between the carrying values and the estimated fair values of certain of our investments.

Gain on early extinquishment of debt
This amount represents the difference between the amount of cash paid and the carrying value of the bonds which were purchased, offset by the write-off associated with debt issuance costs.

                      DOUBLECLICK INC.
            CONDENSED CONSOLIDATED BALANCE SHEET
                       (In thousands)



                                                                December 31,    December 31,
                                                                    2001           2000
                                                                ------------    ----------
ASSETS

Cash and cash equivalents and investments in                  $  752,162       $  873,376
   marketable securities
Accounts receivable, net                                          81,412          120,029
Prepaid expenses and other assets                                 44,243           46,714
Property and equipment, net                                      156,996          168,192
Investment in affiliates                                          24,128           37,457
Goodwill and intangible assets, net                               79,412           52,775
                                                              ----------       ----------

Total assets                                                  $1,138,353       $1,298,543
                                                              ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                              $   32,718       $   81,038
Accrued expenses and other current liabilities                   102,892           96,002
Deferred revenue                                                  13,849           33,590
Convertible subordinated notes and other long-term               266,114          265,609
  obligations
                                                              ----------        ---------
Total liabilities                                                415,573          476,239

Minority interest in consolidated subsidiaries                    19,457            5,247

Stockholders' equity                                             703,323          817,057
                                                              ----------       ----------

Total liabilities, minority interest and stockholders'
equity                                                        $1,138,353       $1,298,543
                                                              ==========       ==========

                                  DOUBLECLICK INC.
                       CONDENSED CONSOLIDATED CASH FLOWS DATA
                                   (In thousands)



                                                                            Three Months Ended             Year Ended
                                                                                December 31                December 31
                                                                          ------------------------   ------------------------
                                                                            2001           2000         2001          2000
                                                                          ---------     ----------   ----------    ----------
                                                                         (Unaudited)    (Unaudited)
OPERATING ACTIVITIES
    Net loss                                                              $ (64,023)     $(104,751)   $(265,828)    $(155,981)
    Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
       Depreciation and amortization                                         23,917         19,110      106,372        74,735
       Non-cash compensation                                                      -          8,247       15,492        26,027
       Restructuring charge                                                  48,228              -       84,167             -
       Cash paid in connection with restructuring                            (5,435)             -      (16,531)            -
       Goodwill Impairment                                                    8,816         73,423       72,103        73,423
       Other non-cash items                                                   3,327         34,035       40,371        64,202
       Other changes in working capital                                      (4,451)       (20,055)     (43,772)      (40,777)
                                                                          ----------     ----------   ----------    ----------

       Cash provided by (used) in operating activities                       10,379         10,009       (7,626)       41,629

INVESTING ACTIVITIES
    Purchases of property and equipment                                      (7,900)       (18,590)     (64,886)     (121,294)
    Acquisition of businesses and intangible assets, net of cash acquired   (13,045)        (7,639)     (53,037)      (28,804)
    Investments in affiliates and other                                        (400)        (4,500)      (1,363)      (23,080)
                                                                          ----------     ----------   ----------    ----------

       Cash used in investing activities                                    (21,345)       (30,729)    (119,286)     (173,178)

FINANCING ACTIVITIES
    Proceeds from the issuance of common stock and the exercise
    of stock options, net                                                       993          2,671        9,557       555,232
    Proceeds used in repurchase of convertible bonds                        (10,382)             -      (23,340)            -
    Purchases of treasury stock                                                   -              -       (2,976)            -
    Proceeds from DoubleClick Japan stock issuance, net of offering costs         -              -       25,380             -
    Other                                                                    (1,714)          (802)      (4,388)        4,364
                                                                          ----------     ----------   ----------    ----------

       Cash provided by (used in) financing activities                      (11,103)         1,869        4,233       559,596

Effect of exchange rate changes on cash                                      (2,095)        (1,057)      (5,158)       (1,234)

Change in fair market value of marketable securities                         (2,156)          (327)       6,623         1,760
                                                                          ----------     ----------   ----------    ----------

Net (decrease) increase in *cash                                            (26,320)       (20,235)    (121,214)      428,573

*Cash at beginning of period                                              $ 778,482      $ 893,611    $ 873,376     $ 444,803
                                                                          ----------     ----------   ----------    ----------

*Cash at end of period                                                    $ 752,162      $ 873,376    $ 752,162     $ 873,376
                                                                          ==========     ==========   ==========    ==========


*Includes cash, cash equivalents, and marketable securities






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